Exhibit 10.7

Director Fee Arrangements for 2009

Each director of Sound Financial, Inc. (the “Company”) also is a director of Sound Community Bank (the “Bank”).  For 2009, each non-employee director will receive an annual fee of $12,000, plus a meeting fee of $1,030 for each Board Meeting attended for serving on the Bank’s Board of Directors.  Directors are not compensated for their service on the Company’s Board of Directors.